N / E / W / S R / E / L / E / A / S / E

November 10, 2014

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

First Merchants Corporation Announces the Completion of its Merger with Community Bancshares, Inc.

First Merchants Corporation (NASDAQ: FRME) successfully completed its previously announced merger with Community Bancshares, Inc., of Noblesville, Indiana on Friday, November 7, 2014. In connection with the merger, Community Bank has also merged with and into First Merchants Bank. The combined First Merchants Bank has 107 banking centers in Illinois, Indiana and Ohio and approximately $5.9 billion in assets, $3.9 billion in loans, $4.6 billion in deposits, and total shareholders’ equity of $700 million. The full integration of Community Bank under the First Merchants brand is expected to be completed during the 2nd quarter of 2015.

As part of the $49 million merger, shareholders of Community Bancshares will receive either (a) 4.0926 shares of First Merchants Corporation common stock, or (b) $85.94 in cash for each share of Community Bancshares common stock held. The former shareholders of Community Bancshares will receive information shortly on how to complete the exchange of their Community Bancshares stock.

Michael C. Rechin, First Merchants Corporation's Chief Executive Officer, added, "We are pleased this merger received overwhelming approval by the Community Bancshares shareholders. Community Bank’s clients will now have access to expanded product and service options as well as additional banking center convenience. With the capital resources and lending capacity that First Merchants provides, it will enable us to focus on growth in the Hamilton County Market, the fastest growing Indiana market. We are also excited about the addition of two new communities in Madison County that we don’t currently serve; Summitville and Alexandria."

Community Bank has a deep-rooted commitment to community banking by providing personalized financial services solutions to consumer and business customers. Charles L. Crow, Community’s Chief Executive Officer stated, "We are excited about becoming part of the First Merchants family, and believe this partnership benefits our clients, shareholders and communities. Our clients will now have access to a broader network and expanded products and services, while still enjoying community banking service delivered by people they know and trust. For several years now, our executive management team has been driven to be the community bank of choice in our marketplace. Our bankers look forward to taking advantage of new product capabilities and continuing to build momentum with our clients as First Merchants. The core values of both companies share a commitment to local decision making, personal service, long-term relationships and community involvement." Mr. Crow along with Larry W. Riggs and Russell W. Freed will continue to manage the Noblesville Market of First Merchants Bank, with Mr. Riggs as Market President.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A. First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and Community Bancshares, Inc. (“Community Bancshares”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the First Merchants and Community Bancshares will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the First Merchants’ business; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission. First Merchants does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ and Community Bancshares’ past results of operations do not necessarily indicate the anticipated future results of First Merchants following the Merger.